Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4/A and related Proxy Statement and Prospectus of Nicolet Bankshares Inc. of our reports dated March 11, 2025, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of MidWestOne Financial Group, Inc., appearing in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

RSM US LLP

Des Moines, Iowa

December 17, 2025